EXHIBIT 21.01

LIST OF SUBSIDIARIES

Listed below are our subsidiaries, our percentage ownership in each subsidiary and the total number of subsidiaries directly or indirectly owned by each of our subsidiaries.

Subsidiary Name and Jurisdiction of Formation	Our % Ownership	U.S. Subsidiaries of our Subsidiaries	Non-U.S. Subsidiaries of our Subsidiaries

LLC Investment Company Freedom Finance, Russia	100%	-	4
JSC Freedom Finance, Kazakhstan(1)
LLC FFIN Bank, Russia(2)
Branch Office of LLC IC Freedom Finance in Kazakhstan, Kazakhstan(3)*
Freedom Finance Europe Limited, Cyprus (f.k.a. Freedom Finance Cyprus Limited)	100%	-	1
Freedom Finance Germany TT GmbH, Germany(4)
LLC Freedom Finance Ukraine, Ukraine	32.88%	-	-
LLC Freedom Finance Uzbekistan, Uzbekistan	100%	-	-
Freedom Finance Global PLC, Astana International Financial Centre	100%	-	-
FFIN Securities, Inc., Nevada, USA*	100%	-	-
JSC Investment Company Zerich Capital, Russia	100%	-	-

(1) LLC IC Freedom Finance owns a 100% interest in JSC Freedom Finance.
(2) LLC IC Freedom Finance owns a 100% interest in LLC FFIN Bank.
(3) LLC IC Freedom Finance owns a 100% interest in Branch Office of LLC IC Freedom Finance in Kazakhstan.
(4) Freedom Finance Europe Limited owns a 100% interest in Freedom Finance Germany TT GmbH.
*
Indicates entities that are not currently engaged in active operations.